Exhibit (a)(5)(ii)

WESTERN ASSET INFLATION-LINKED INCOME FUND

ANNOUNCES PRELIMINARY RESULTS OF ISSUER TENDER OFFER FOR COMMON SHARES

NEW YORK – (BUSINESS WIRE) – December 29, 2020 – Western Asset Inflation-Linked Income Fund (NYSE: WIA) (the “Fund”) announced today the expiration and preliminary results for its issuer tender offer for up to 20% of the outstanding common shares (“Shares”) of the Fund. The Fund’s tender offer expired on Monday, December 28, 2020 at 5:00 p.m., New York City time.

Based on current information, approximately 20,871,974 Shares were duly tendered and not withdrawn. Because the number of Shares tendered exceeds 5,830,564 Shares, the tender offer has been oversubscribed. Therefore, in accordance with the terms and conditions specified in the tender offer, the Fund will purchase Shares from all tendering shareholders on a pro rata basis, disregarding fractions. The purchase price and final number of Shares validly tendered and accepted pursuant to the tender offer will be announced at a later date. The Fund expects to make cash payments for tendered and accepted Shares at a purchase price equal to 99% of the per Share net asset value as of the close of the regular trading session of the New York Stock Exchange on December 29, 2020. Payment for such Shares will be made on or about December 30, 2020. Shares that were not tendered will remain outstanding.

Any questions about the tender offer can be directed to Georgeson LLC, the information agent for the tender offer, toll free at 1-866-628-6021, Monday through Friday, 9 a.m. to 5 p.m., New York City Time.

About the Fund

Western Asset Inflation-Linked Income Fund, a diversified, closed-end management investment company, is administered by Legg Mason Partners Fund Advisor, LLC (“LMPFA”), is advised by Western Asset Management Company, LLC (“Western Asset”) and is subadvised by Western Asset Management Company Limited (“Western London”), Western Asset Management Company Ltd (“Western Japan”) and Western Asset Management Company Pte. Ltd. (“Western Singapore”). Each of LMPFA, Western Asset, Western London, Western Japan and Western Singapore is an indirect, wholly-owned subsidiary of Franklin Resources, Inc. (“Franklin Resources”).

THIS PRESS RELEASE IS NOT A PROSPECTUS, CIRCULAR OR REPRESENTATION INTENDED FOR USE IN THE PURCHASE OR SALE OF FUND SHARES. THIS PRESS RELEASE MAY CONTAIN STATEMENTS REGARDING PLANS AND EXPECTATIONS FOR THE FUTURE THAT CONSTITUTE FORWARD-LOOKING STATEMENTS WITHIN THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. ALL STATEMENTS OTHER THAN STATEMENTS OF HISTORICAL FACT ARE FORWARD-LOOKING AND CAN BE IDENTIFIED BY THE USE OF WORDS SUCH AS “MAY,” “WILL,” “EXPECT,” “ANTICIPATE,” “ESTIMATE,” “BELIEVE,” “CONTINUE” OR OTHER SIMILAR WORDS. SUCH FORWARD-LOOKING STATEMENTS ARE BASED ON THE FUND’S CURRENT PLANS AND EXPECTATIONS, AND ARE SUBJECT TO RISKS AND UNCERTAINTIES THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE DESCRIBED IN THE FORWARD-LOOKING STATEMENTS. ADDITIONAL INFORMATION CONCERNING SUCH RISKS AND UNCERTAINTIES ARE CONTAINED IN THE FUND’S FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION

Additional information regarding the matters addressed in the press release may be announced subsequently via press release, which can be accessed at www.lmcef.com. Data and commentary provided in this press release are for informational purposes only. Franklin Resources and its affiliates do not engage in selling Shares of the Fund.

For more information about the Fund, please call Investor Relations: 1-888-777-0102, or consult the Fund’s web site at www.lmcef.com. The information contained on the Fund’s web site is not part of this press release. Hard copies of the Fund’s complete audited financial statements are available free of charge upon request.

Category: Fund Announcement

Source: Franklin Resources, Inc.

Source: Legg Mason Closed End Funds

Contacts

Media Contact: Fund Investor Services-1-888-777-0102